Exhibit 3.3

FIRST AMENDMENT

TO

FIFTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

FERRELGAS PARTNERS, L.P.

THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FERRELLGAS PARTNERS, L.P., dated as of December 11, 2020, to be effective as of January 1, 2020, is entered into by and among Ferrellgas Inc., a Delaware corporation, as General Partner, those Persons who are Limited Partners as of the date hereof, and those Persons who become Partners as provided in the Partnership Agreement (as defined below).

WHEREAS, the FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Ferrellgas Partners, L.P. (“Partnership”), dated as of June 5, 2018 (“Partnership Agreement”), was entered into by and among Ferrellgas Inc., a Delaware corporation, as General Partner, those Persons who were Limited Partners as of such date, together with the Persons who become Partners as provided therein; and

WHEREAS, the General Partner desires to amend the Partnership Agreement to provide for the special allocation of certain items of income and loss as provided herein;

NOW, THEREFORE, this FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of the Partnership is entered into by the General Partner pursuant to the authority contained in Sections 5.2(c) and 15.1(d)(iii) of the Partnership Agreement.

1.	The following definitions shall be added to Article II of the Partnership Agreement:

“Aggregate COD Offset Amount” has the meaning assigned to such term in Section 5.1(d)(xiv)(B).

“Cancellation of Debt Income” means any amount includible in the gross income of the Partnership by reason of the discharge, in whole or in part, of the indebtedness of the Partnership associated with the Partnership’s 8.625 percent unsecured senior notes due 2020 as described in Section 61(a)(11) of the Code.

“COD Offsetting Allocations” has the meaning assigned to such term in Section 5.1(d)(xiv)(B).

“COD Offsetting Gain” means (i) any gain attributable to the sale or other taxable disposition of any depreciable, amortizable or other intangible property of the Partnership, and (ii) any Unrealized Gain resulting from an adjustment in the Carrying Value of any depreciable, amortizable or other intangible property of the Partnership pursuant to Section 4.5(d), in each case, recognized or incurred after the first Revaluation Event that occurs subsequent to, or at the time of, the recognition of Cancellation of Debt Income by the Partnership.

“COD Offsetting Loss” means (i) any loss attributable to the sale or other taxable disposition of any depreciable, amortizable or other intangible property of the Partnership, and (ii) any Unrealized Loss resulting from an adjustment in the Carrying Value of any depreciable, amortizable or other intangible property of the Partnership pursuant to Section 4.5(d), in each case, recognized or incurred after the first Revaluation Event that occurs subsequent to, or at the time of, the recognition of Cancellation of Debt Income by the Partnership.

“Initial COD Allocation Amount” has the meaning assigned to such term in Section 5.1(d)(xiv)(B).

2.	A new Section 5.1(d)(xiv) shall be added to the Partnership Agreement to read as follows:

(xiv)Allocation of Cancellation of Debt Income.

(A)Notwithstanding any other provision of this Section 5.1, Cancellation of Debt Income for any taxable period that would otherwise be allocated to any Limited Partner holding Common Units pursuant to this Section 5.1 shall instead be allocated to the General Partner.

(B)Except as otherwise provided in Section 5.1(d)(xiv)(C) or Section 5.1(d)(xiv)(D), in the event that any amount of Cancellation of Debt Income for any taxable period is allocated to the General Partner pursuant to Section 5.1(d)(xiv)(A) (an “Initial COD Allocation Amount”), certain items of gain, loss, Unrealized Gain and Unrealized Loss shall be allocated pursuant to the rules set forth in subparagraph (1) and (2) of this Section 5.1(d)(xiv)(B) (the “COD Offsetting Allocations”) until (aa) the aggregate sum of the absolute values of the amounts allocated to the Limited Partners holding Common Units pursuant to subparagraph (1) and (2) for the current taxable period and all previous taxable periods (the “Aggregate COD Offset Amount”) is equal to (bb) the Initial COD Allocation Amount.

(1)Any COD Offsetting Gain that would otherwise be allocated to the General Partner pursuant to this Section 5.1 shall instead be allocated to the Limited Partners holding Common Units, Pro Rata (or, in the event that there is more than one class of Units held by Limited Partners, solely to the Limited Partners holding Units of the class in existence at the time, and with respect to which class, the Initial COD Allocation Amount was allocated).

(2)Any COD Offsetting Loss that would otherwise be allocated to any Limited Partner holding Common Units (or, in the event that there is more than one class of Units held by Limited Partners, COD Offsetting Loss that would otherwise be allocated to Limited Partners holding Units of the class in existence at the time, and with respect to which class, the Initial COD Allocation Amount was allocated) pursuant to this Section 5.1, shall instead be allocated to the General Partner.

(C)For any taxable period ending prior to the date that is five years after the end of the taxable period in which any Initial COD Allocation Amount was allocated to the General Partner pursuant to Section 5.1(d)(xiv)(A), no allocation shall be made pursuant to the COD Offsetting Allocations if a COD Offsetting Allocation would cause the Aggregate COD Offset Amount to exceed forty percent of the Initial COD Allocation Amount.

(D)No COD Offsetting Allocations shall be made prior to the Partnership’s tax year which immediately succeeds the Partnership’s tax year in which allocation to the General Partner of the Initial COD Allocation Amount occurs.

3.	The remaining provisions of the Partnership Agreement are confirmed.

[Signatures on Following Page]

IN WITNESS WHEREOF, the General Partner has executed this First Amendment to Fifth Amended and Restated Partnership Agreement as of the date first above written.

GENERAL PARTNER:
Ferrellgas, Inc.

By:
Name:
Title: